WAFERGEN BIO-SYSTEMS, INC.
7400 Paseo Padre Parkway
Fremont, CA 94555

December 9, 2011

Malaysian Technology Department Corporation Sdn Bhd
Level 8-9, Menara Yayasan Tun Razak
Jalan Bukit Bintang,
55100 Kuala Lumpur
Attn. Norhalim Bin Yunus

Re:           Extension of Time to Exercise Put Option and Related Matters

Dear Norhalim:

As we previously discussed, WaferGen Bio-systems, Inc. (the “Existing Shareholder”) and WaferGen Biosystems (M) Sdn Bhd (the “Company”) are agreeable to extending the time period in which Malaysian Technology Development Corporation Sdn Bhd (“MTDC”) may exercise its put option as set forth in Section 11.2 of that certain Amended and Restated Shareholders’ Agreement, dated as of December 20, 2010 (the “Shareholders’ Agreement”), by and between the Existing Shareholder, the Company, MTDC and Prima Mahawangsa Sdn Bhd (“PMSB”) and Section 1.1 of that certain Put Agreement, dated as of December 20, 2010 (the “Series C Put Agreement”), by and between the Existing Shareholder, the Company and MTDC.  In connection with such extension, MTDC has agreed to certain matters as set forth below.

This letter confirms our mutual agreement as follows:

1.           (a) The period in which MTDC may exercise its put option with respect to Series A RCPS shares under the terms of Section 11.2 of the Shareholders’ Agreement has been extended from December 31, 2011 to April 3, 2014.  (b) The period in which MTDC may exercise its put option with respect to Series C RCPS shares under the terms of Section 1.1 of the Series C Put Agreement has been extended from December 20, 2011 to April 3, 2014.

2.           The determination of the form of consideration (i.e., cash or common stock of the Existing Shareholder) received by MTDC upon any exercise of the put option with respect to Series A RCPS shares under the terms of Section 11.2 of the Shareholders’ Agreement, as herein amended, shall be made solely at the discretion of the Existing Shareholder.  To the extent that the put option is duly exercised by MTDC and the form of consideration received by MTDC upon such exercise is common stock of the Existing Shareholder, then the number of shares received by MTDC shall be calculated as follows:

(i) The number of shares issued to MTDC shall be equal to (x) the aggregate amount paid by MTDC for the Series A RCPS, plus interest thereon from the date of issuance through the exercise of the put option at the rate of 8% per annum with yearly rests (the “Aggregate Consideration Amount”), divided by (y) 85% of the average closing price of the Existing Shareholder’s common stock on the OTC Bulletin Board or stock exchange on which such shares are listed at such time during the ten-day trading period immediately prior to the date on which the Existing Shareholder receives from MTDC the put option exercise notice (the “Applicable Stock Price”).  MTDC shall be issued such shares within 30 days of the date on which the Existing Shareholder receives the put option exercise notice.

(ii) Notwithstanding clause (i) above, in the event (x) the Applicable Stock Price is above $1.55 (as adjusted for stock splits, recapitalization, combinations and similar transactions), then the Applicable Stock Price shall be equal to $1.55 (as adjusted for stock splits, recapitalization, combinations and similar transactions); and (y) the Applicable Stock Price is below $0.10 (as adjusted for stock splits, recapitalization, combinations and similar transactions), then the Applicable Stock Price shall be equal to $0.10 (as adjusted for stock splits, recapitalization, combinations and similar transactions).

To the extent that the form of consideration received by MTDC upon such exercise is cash, then MTDC shall receive an amount equal to the Aggregate Consideration Amount within 30 days of the date on which the Existing Shareholder receives the put option exercise notice.

The parties hereto agree and confirm that the foregoing put options, together with the put option agreements separately entered into directly between MTDC and Alnoor Shivji (as founder of the Existing Shareholder), are the only put options granted to MTDC with respect to its Series A or Series C RCPS shares and that any and all other put agreements entered into by MTDC with the Existing Shareholder and the Company are hereby terminated in their entirety, as any such other put arrangements are rendered duplicative by the foregoing put arrangements described herein.

The parties hereto further agree that the foregoing provisions do not affect any of the rights of PMSB and, accordingly, that the terms of the Shareholders’ Agreement are hereby amended to the extent necessary to reflecting the foregoing terms.  Except as expressly modified hereby, all terms, conditions and provisions of the Shareholders’ Agreement and the Series C Put Agreement shall continue in full force and effect.  In the event of any inconsistency or conflict between the Shareholders’ Agreement, the Series C Put Agreement or any other agreement between the parties hereto, on the one hand, and this letter agreement, on the other hand, the terms, conditions and provisions of this letter agreement shall govern and control.  This letter agreement shall be construed in accordance with and governed by the laws of Malaysia (other than paragraph 1(b) of this letter agreement, which shall be construed in accordance with and governed by the laws of the State of California), and may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties confirm that they have the requisite authority necessary to execute and deliver this letter agreement. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Shareholders’ Agreement and the Series C Put Agreement, as applicable.

Please confirm your agreement regarding the foregoing by countersigning this letter below.

Sincerely,

Signed for and on behalf of WaferGen Bio-systems, Inc (WGBS.OB) in the presence of:

/s/ Surava Shivji	/s/ Alnoor Shivji
Witness	Signatory
Name: Surava Shivji	Name: Alnoor Shivji
NRIC No:	Designation: Chairman
NRIC No:

Signed for and on behalf of WaferGen Biosystems (M) Sdn Bhd (formerly known as Global Dupleks Sdn Bhd) (Company No 795066-H) in the presence of:

/s/ Surava Shivji	/s/ Alnoor Shivji
Witness	Signatory
Name: Surava Shivji	Name: Alnoor Shivji
NRIC No:	Designation: Chairman
NRIC No:

Acknowledged and Agreed as of
December 9, 2011:

Signed for and on behalf of Malaysian Technology Development Corporation Sdn Bhd (Company No 235796-U) in the presence of:

/s/ Megawati Binti Jamil	/s/ Norhalim Yunus
Witness	Signatory
Name: Megawati Binti Jamil	Name: Norhalim Yunus
NRIC No:	Designation: Chief Executive Officer
NRIC No: